Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information (the “pro forma financial information”) combines the historical combined financial statements of Archway Sales, Inc., a Missouri corporation (“Archway”), and JACAAB, LLC, a Missouri limited liability company (“JACAAB”, and together “Archway Sales Group”) and Nexeo Solutions Holdings, LLC (“Holdings” and, together with Nexeo Solutions, LLC (“Solutions”), the “Company”), giving effect to the transaction completed on April 1, 2014, by which Nexeo Solutions Sub Holding Corp. (“Sub Holding”) acquired all issued and outstanding interests in Archway for an aggregate purchase price of approximately $127.0 million, net of cash acquired of $1.6 million (subject to a final estimated net working capital adjustment), which included the purchase by Solutions of substantially all the assets of JACAAB (collectively, the “Archway Acquisition”). Of the purchase price, approximately $15.0 million was placed in escrow. Of this amount, approximately $2.5 million relates to the settlement of the final net working capital adjustment expected no later than 120 days following the close of the transaction. The remaining balance of approximately $12.5 million may remain in escrow for a period of up to two years, relates to certain indemnification obligations under the purchase agreement and will be released as prescribed by the terms of the acquisition documentation. The Archway Acquisition was financed with approximately $10.0 million of cash on hand and approximately $119.0 million of borrowings under the Company’s asset-based revolving credit facility (the “ABL Facility”). The pro forma financial information also includes the effect of the transaction completed on December 2, 2013, by which Sub Holding acquired 100% of the outstanding shares of Chemical Specialists and Development, Inc. (“CSD”), a chemical distribution company and provider of specialty chemicals headquartered in Conroe, Texas, and Solutions acquired substantially all of the assets of STX Freight Company (“STX Freight”) and ST Laboratories Group, LLC (“ST Laboratories”), two related businesses of CSD (the “CSD-Related businesses”). The acquisition of CSD’s outstanding shares and substantially all the assets of STX Freight and ST Laboratories is referred to, collectively, as the “CSD Acquisition.” Please refer to the Current Report on Form 8-K/A (“Amendment No. 1”) filed on February 12, 2014 for the information required by Item 9.01 of Form 8-K related to the CSD Acquisition.

The unaudited pro forma combined statements of operations for the six months ended March 31, 2014 and for the fiscal year ended September 30, 2013 combine the historical combined statements of operations of CSD and the CSD-Related businesses, Archway Sales Group and the historical consolidated statements of operations of the Company, giving effect to the Archway Acquisition and the CSD Acquisition as if they had been consummated on October 1, 2012, the beginning of the Company’s previous fiscal year. The unaudited pro forma combined balance sheet combines the historical combined balance sheet of Archway Sales Group and the historical consolidated balance sheet of the Company as of March 31, 2014, giving effect to the Archway Acquisition as if it had been consummated on March 31, 2014. The historical combined statements of operations of CSD and the CSD-Related businesses and the combined financial statements of Archway Sales Group have been adjusted to reflect certain reclassifications and other adjustments in order to conform to the Company’s financial statement presentation and accounting policies.

The pro forma financial information has been prepared using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (“US GAAP”) with the Company as the acquirer. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values as of the acquisition date with any excess purchase price allocated to goodwill.

The Company has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the assets acquired, the liabilities assumed and the related allocations of the purchase price in each of the Archway Acquisition and the CSD Acquisition. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The pro forma adjustments have been made solely for the purpose of providing the pro forma financial information presented below. The Company has estimated the fair value of assets acquired and liabilities assumed based on discussions with former members of CSD’s and Archway’s management, preliminary valuation studies, due diligence and information presented in the financial statements and accounting records of CSD, the CSD-Related businesses and Archway Sales Group. The valuations will be finalized as soon as practicable within the required measurement period, but in no event later than one year following completion of the CSD Acquisition and the Archway Acquisition. Any increases or decreases in the fair value of these assets and liabilities upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statement of operations. In addition, the final purchase price of the Archway Acquisition is subject to the settlement of the final net working capital adjustment expected no later than 120 days following the close of the transaction.  The final purchase price and the final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma combined financial information (the “pro forma adjustments”) are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the pro forma combined financial statements to give effect to pro forma events that are: (1) directly attributable to the CSD Acquisition; (2) directly attributable to the Archway Acquisition; (3) factually supportable; and (4) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results of the Company following the CSD Acquisition and the Archway Acquisition. The pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had these acquisitions occurred on the dates indicated. Further, the pro forma financial information does not purport to project the future operating results or financial position of the Company following the CSD Acquisition and the Archway Acquisition.

The pro forma financial information, although helpful in illustrating the financial characteristics of the Company under one set of assumptions, does not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of these acquisitions and, accordingly, does not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statement of operations excludes projected operating efficiencies and synergies expected to be achieved as a result of the CSD Acquisition and the Archway Acquisition. The pro forma financial information also excludes the effects of costs associated with any restructuring activities, integration activities or asset dispositions resulting from the CSD Acquisition and the Archway Acquisition, as they are currently not known, and to the extent they occur, are expected to be non-recurring and were not incurred as of the closing date of the CSD Acquisition or the Archway Acquisition. However, such costs could affect the combined company following the acquisitions in the period the costs are incurred or recorded.

The pro forma financial information has been developed from and should be read in conjunction with:

•                  the accompanying notes to the pro forma financial information;

•                  the pro forma financial information and accompanying notes to the pro forma financial information as included in the Company’s Current Report on Form 8-K/A as filed on February 12, 2014;

•                  the consolidated financial statements, listed below, of CSD as included in the Company’s Current Report on Form 8-K/A as filed on February 12, 2014:

•                  the consolidated financial statements of CSD as of and for the fiscal years ended January 31, 2013, 2012 and 2011;

•                  the financial statements of ST Laboratories as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2012 and 2011 and for the period from inception (May 1, 2010) to December 31, 2010;

•                  the financial statements of STX Freight as of December 31, 2012, 2011 and 2010 and for the years ended December 31, 2012, 2011 and 2010;

•                  the unaudited consolidated financial statements of CSD as of September 30, 2013 and for the eight months ended September 30, 2013 and 2012;

•                  the unaudited financial statements of ST Laboratories as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012; and

•                  the unaudited financial statements of STX Freight as of September 30, 2013 and for the nine months ended September 30, 2013 and 2012;

•                  the historical unaudited condensed consolidated financial statements of the Company as of and for the six months ended March 31, 2014, included in the Company’s quarterly report on Form 10-Q for the six months ended March 31, 2014;

•                  the historical consolidated financial statements of the Company as of and for the fiscal year ended September 30, 2013, included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013;

•                  the combined financial statements of Archway Sales Group as of and for the fiscal years ended June 30, 2013, 2012 and 2011; and

•                  the unaudited combined financial statements of Archway Sales Group as of March 31, 2014 and for the nine months ended March 31, 2014 and 2013.

Nexeo Solutions Holdings, LLC

Unaudited Pro Forma Combined Statement of Operations

For the Six Months Ended March 31, 2014

(in thousands)

	Historical Statement of Operations Information			Pro Forma
	Nexeo Solutions Holdings, LLC	CSD Acquisition (Note 2)	Archway Acquisition (Note 2)	CSD Acquisition Adjustments Note (3)		Archway Acquisition Adjustments (Note 3)		Combined
Sales and operating revenues	$2,293,279	$32,873	$87,125	$(51	)(a)	$—		$2,413,226
Cost of sales and operating expenses	2,093,415	28,776	73,373	(51	)(a)	—
				(1,223	)(b)	—		2,194,290
Gross Profit	199,864	4,097	13,752	1,223				218,936
Selling, general & administrative costs	168,330	4,976	8,871	(1,603	)(c)	2,205	(h)
				869	(d)	(287)	(i)	183,361

Transaction related costs	8,891	159	377	(6,861	)(e)	(1,597)	(j)	969
Operating income (loss)	22,643	(1,038)	4,504	8,818		(321)		34,606

Other income (expense)	689	29	(101)	—		—		617
Interest income	145	—	—	—		—		145
Interest expense	(30,080)	(49)	—	(243	)(f)	(1,186)	(k)	(31,558)
Income (loss) before income taxes	(6,603)	(1,058)	4,403	8,575		(1,507)		3,810
Income tax expense (benefit)	3,402	(475)	1,639	475	(g)	(1,617)	(l)	3,424
Net Income (Loss)	(10,005)	(583)	2,764	8,100		110		386
Less: net income attributable to noncontrolling interest	(1,488)	—	—	—		—		(1,488)
Net Income (Loss) Attributable to the Combined Operations	$(11,493)	$(583)	$2,764	$8,100		$110		$(1,102)

Nexeo Solutions Holdings, LLC

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended September 30, 2013

(in thousands)

	Historical Statement of Operations Information			Pro Forma
	Nexeo Solutions Holdings, LLC	CSD Acquisition (Note 2)	Archway Acquisition (Note 2)	CSD Acquisition Adjustments Note (3)		Archway Acquisition Adjustments (Note 3)		Combined
Sales and operating revenues	$4,400,073	$201,869	$192,738	$(1,448	)(a)	$—		$4,793,232
Cost of sales and operating expenses	4,013,061	175,483	164,088	(1,448	)(a)	—
				1,199	(b)	—		4,352,383
Gross Profit	387,012	26,386	28,650	(1,199)		—		440,849
Selling, general & administrative costs	308,917	20,739	19,084	(8,694	)(c)	4,410	(h)
				5,423	(d)	(1,871)	(i)	348,008

Transaction related costs	7,368	346	59	(2,206	)(e)	(116)	(j)	5,451
Operating income (loss)	70,727	5,301	9,507	4,278		(2,423)		87,390

Other income	1,689	143	168	—		—		2,000
Interest income	514	—	—	—		—		514
Interest expense	(58,205)	(391)	(16)	(1,350	)(f)	(2,357)	(k)	(62,319)
Income (loss) before income taxes	14,725	5,053	9,659	2,928		(4,780)		27,585
Income tax expense (benefit)	5,583	2,013	3,539	(1,969	)(g)	(3,491)	(l)	5,675
Net Income (Loss)	9,142	3,040	6,120	4,897		(1,289)		21,910
Less: net income attributable to noncontrolling interest	(1,681)	—	—	—		—		(1,681)
Net Income (Loss) Attributable to the Combined Operations	$7,461	$3,040	$6,120	$4,897		$(1,289)		$20,229

Nexeo Solutions Holdings, LLC

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2014

(in thousands)

	Historical Balance Sheet Information		Pro Forma
	Nexeo Solutions Holdings, LLC	Archway Acquisition	Archway Acquisition Adjustments Note 3		Combined
Cash and cash equivalents	$184,643	$1,611	$(128,588)	(m)	$57,666
Accounts & notes receivable, net	674,343	21,515	—		695,858
Inventories	423,937	16,395	—		440,332
Other current assets	37,736	623	(68)	(n)	38,291
Total current assets	1,320,659	40,144	(128,656)		1,232,147

Property, plant and equipment, net	222,532	1,349	—		223,881
Goodwill	279,541	9,330	(9,330)	(o)
			65,662	(p)	345,203
Other intangible assets, net of amortization	107,406	1,158	32,042	(q)	140,606
Other non-current assets	30,162	51	—		30,213
Total non-current assets	639,641	11,888	88,374		739,903
Total assets	$1,960,300	$52,032	$(40,282)		$1,972,050

Short-term borrowings, current portion of long-term debt and capital lease obligations	$66,710	$—	$—		$66,710
Accounts payable	463,997	9,306	(68)	(n)	473,235
Accrued expenses and other liabilities	41,658	672	2,702	(r)	45,032
Income taxes payable	1,377	785	—		2,162
Deferred income tax	—	—	—		—
Total current liabilities	573,742	10,763	2,634		587,139

Long-term debt and capital lease obligations, less current portion, net	981,835	—	—		981,835
Non-current deferred income taxes	40,983	1,055	—		42,038
Other non-current liabilities	9,500	—	—		9,500
Total non-current liabilities	1,032,318	1,055	—		1,033,373
Total liabilities	1,606,060	11,818	2,634		1,620,512

Redeemable noncontrolling interest	37,899		—		37,899

Common stock	—	61	(61)	(s)	—
APIC	—	1,980	(1,980)	(s)	—
Treasury stock	—	(423)	423	(s)	—
Members’ equity	—	614	(614)	(s)	—
Series A membership interest	490,734	—	—		490,734
Series B membership interest	3,548	—	—		3,548
Retained earnings (accumulated deficit)	(166,697)	37,982	(2,702)	(r)
			(37,982)	(s)	(169,399)
Accumulated other comprehensive loss	(11,244)	—	—		(11,244)
Total members’ equity	316,341	40,214	(42,916)		313,639
Total liabilities & equity	$1,960,300	$52,032	$(40,282)		$1,972,050

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in thousands)

1. Basis of Pro Forma Presentation

Overview

Effective December 1, 2013, Sub Holding acquired 100% of the outstanding shares of CSD, a chemical distribution company and provider of specialty chemicals headquartered in Conroe, Texas, and Solutions acquired substantially all of the assets of STX Freight and ST Laboratories, two related businesses of CSD. The acquisition of CSD’s outstanding shares and substantially all the assets of STX Freight and ST Laboratories is referred to, collectively, as the “CSD Acquisition.” Please refer to Current Report on Form 8-K/A (“Amendment No. 1”) filed on February 12, 2014 for information related to the CSD Acquisition.

Effective April 1, 2014, Sub Holding acquired 100% of the outstanding shares of Archway, a chemical distribution company and provider of specialty chemicals headquartered in St. Louis, Missouri, and Solutions acquired substantially all of the assets of JACAAB, a specialty chemicals manufacturing and repackaging company headquartered in St. Louis, Missouri, for an aggregate purchase price of approximately $126,977 in cash, net of cash acquired of $1,611, of which $14,988 was placed in escrow. Of this amount, $2,488 relates to the settlement of the final net working capital adjustment expected no later than 120 days following the close of the transaction. The remaining balance of $12,500 may remain in escrow for a period of up to two years, and relates to certain indemnification obligations under the purchase agreement and will be released as prescribed under the terms of the acquisition documentation. The acquisition was financed with $10,000 of cash on hand and approximately $119,000 of borrowings under the Company’s ABL Facility.  The Company’s unaudited historical balance sheet as of March 31, 2014 includes the $119,000 of borrowings under Long-term debt and capital lease obligations, less current portion, net.

The pro forma combined statement of operations for the six months ended March 31, 2014 and for the fiscal year ended September 30, 2013 combines the historical consolidated statement of operations of the Company, the historical consolidated statement of operations of CSD and the CSD-Related businesses and the historical combined statement of operations of Archway Sales Group giving effect to the CSD Acquisition and the Archway Acquisition as if they had been consummated on October 1, 2012, the beginning of the Company’s fiscal year. The pro forma combined balance sheet combines the historical consolidated balance sheet of the Company and the historical combined balance sheet of Archway Sales Group as of March 31, 2014, giving effect to the Archway Acquisition as if it had been consummated on March 31, 2014.

The pro forma financial information has been prepared using the acquisition method of accounting under US GAAP. Accordingly, under acquisition accounting, the total purchase price is allocated to the acquired tangible and identifiable intangible assets and liabilities assumed based on their respective fair values, as further described below.

To the extent identified, certain reclassifications and other adjustments have been reflected in the pro forma adjustments to conform the financial statement presentation and accounting policies of the acquired businesses to that of the Company, as described in Note 2. However, the pro forma financial information may not necessarily reflect all adjustments necessary to conform the accounting policies of the acquired businesses to those of the Company due to limitations on the availability of information as of the date of this pro forma financial information.

The pro forma adjustments represent management’s estimates based on information available as of the date of this pro forma financial information and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial information does not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial information does not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the mergers that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred prior to, or concurrent with, the closing of the mergers are not included in the pro forma combined statement of operations. However, the impact of such transaction expenses are reflected in the pro forma combined balance sheet as decreases to retained earnings and cash.

Preliminary Purchase Price Allocation — Archway Acquisition

The purchase price for the Archway Acquisition has been allocated to the assets acquired and liabilities assumed for purposes of this pro forma financial information based on their estimated relative fair values. The purchase price allocation herein is preliminary.  The final purchase price allocation for the Archway Acquisition will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the Archway Acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocable to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

The purchase price, net of cash acquired of $1,611, was preliminarily allocated as follows:

Accounts receivable	$21,515
Inventory	16,395
Other current assets	623
Property, plant and equipment	1,349
Intangible assets	33,200
Goodwill	65,662
Other non-current assets	51
Accounts payable	(9,306)
Other current liabilities	(1,457)
Other non-current liabilities	(1,055)
Net Assets Acquired	$126,977

Preliminary identifiable intangible assets in the pro forma financial information consists of intangibles derived from customer and supplier relationships, non-compete agreements and certain trade names. The amortization related to these amortizable identifiable intangible assets is reflected as a pro forma adjustment to the pro forma combined statement of operations using the straight-line method. Management has determined the estimated remaining useful life of these assets based on its consideration of relevant factors. A five-year remaining useful life for the non-compete agreements has been estimated, based on the contractual term of the agreements with former shareholder and officers of Archway Sales Group. A 10-year remaining useful life for customer and supplier relationships has been estimated based on the projected economic benefits associated with these assets. The 10-year estimated useful life represents the approximate point in the projection period in which a majority of the asset’s cash flows are expected to be realized based on assumed attrition rates.  A two-year remaining useful life for the trade names has been estimated based on the period in which the Company expects a market participant would use the name prior to rebranding and the length of time the name is expected to maintain recognition and value in the marketplace. These assumptions have been developed based on discussions with former members of Archway’s management and Archway’s historical customer and supplier data. The amount that will ultimately be allocated to these assets, and the related amount of amortization, may differ materially from this preliminary allocation.

The purchase price allocation for property, plant and equipment was based on the carrying value of such assets as it was determined to approximate fair value.

Goodwill represents the excess of the total purchase price over the fair value of the underlying net assets, largely arising from synergies expected as a result of the Archway Acquisition. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment.

Preliminary Purchase Price Allocation — CSD Acquisition

There is no additional impact to the pro forma combined balance sheet as of March 31, 2014 for the CSD Acquisition, as the transaction closed on December 1, 2013 and the Company’s condensed consolidated balance sheet as of March 31, 2014 includes the acquisition of CSD. For information on the preliminary allocation of the CSD Acquisition purchase price, please refer to Note 3 to the Company’s condensed consolidated financial statements as of and for the six months ended March 31, 2014, included in the Company’s quarterly report on Form 10-Q for the six months ended March 31, 2014.

2. Historical Financial Information

CSD Acquisition

The CSD Acquisition historical financial information represents the consolidated financial information of CSD, STX Freight and ST Laboratories for the two months ended November 30, 2013. For additional information regarding the CSD Acquisition historical financial information as of and for the year ended September 30, 2013, please see Holdings’ Current Report on Form 8-K/A and the exhibits thereto filed with the Securities and Exchange Commission on February 12, 2014.

The historical consolidated statement of operations of the CSD Acquisition for the two months ended November 30, 2013 was derived from the historical financial information of CSD, STX Freight and ST Laboratories. Certain reclassifications and other adjustments were made to these balances to conform to the Company’s presentation and accounting policies, as shown below.

	Two months ended November 30, 2013	Reclassifications	Two months ended November 30, 2013
Sales and operating revenues	$32,873	$—	$32,873
Cost of sales and operating expenses	27,052	1,724	28,776
Gross Profit	5,821	(1,724)	4,097

Selling, general & administrative costs	6,859	(1,883)	4,976
Transaction related costs	—	159	159
Operating loss	(1,038)	—	(1,038)

Other income	29	—	29
Interest income	—	—	—
Interest expense	(49)	—	(49)
Loss before income taxes	(1,058)	—	(1,058)
Income tax expense	(475)	—	(475)
Net Loss	$(583)	$—	$(583)

Archway Acquisition

The Archway Acquisition historical financial information represents the combined financial information of Archway Sales Group as of and for the six months March 31, 2014 and for the year ended September 30, 2013.

The historical combined balance sheet of Archway Sales Group as of April 1, 2014 was derived from the Archway Sales Group’s combined unaudited financial statements as of and for the nine months ended March 31, 2014, adjusted as shown below for certain reclassifications and other adjustments made to conform to the Company’s presentation and accounting policies, primarily related to inventory accounting. Additionally, adjustments include certain transactions effected by Archway Sales Group concurrent with the closing of the Archway Acquisition, including the payoff of short-term borrowings by Archway Sales Group, as required under the terms of the purchase agreement, and which impacted the assets acquired and liabilities assumed by the Company.

	March 31, 2014, as reported	Reclassifications and Other Adjustments	March 31, 2014, after Reclassifications and Other Adjustments
Cash and cash equivalents	$11,719	$(10,108)	$1,611
Accounts & notes receivable, net	21,060	455	21,515
Inventories	11,584	4,811	16,395
Other current assets	623	—	623
Total current assets	44,986	(4,842)	40,144

Property, plant and equipment, net	1,349	—	1,349
Goodwill	9,330	—	9,330
Other intangible assets, net of amortization	1,158	—	1,158
Other non-current assets	51	—	51
Total non-current assets	11,888	—	11,888
Total assets	$56,874	$(4,842)	$52,032

Short-term borrowings, current portion of long-term debt and capital lease obligations	$10,000	$(10,000)	$—
Accounts payable	7,851	1,455	9,306
Accrued expenses and other liabilities	427	245	672
Income tax payable	785	—	785
Total current liabilities	19,063	(8,300)	10,763

Non-current deferred income taxes	1,055	—	1,055
Total non-current liabilities	1,055	—	1,055
Total liabilities	20,118	(8,300)	11,818

Common stock	61	—	61
APIC	10	1,970	1,980
Treasury stock	(423)	—	(423)
Members’ equity	614	—	614
Retained earnings (accumulated deficit)	36,494	1,488	37,982
Total members’ equity	36,756	3,458	40,214
Total liabilities & equity	$56,874	$(4,842)	$52,032

The historical combined statement of operations of the Archway Sales Group for the six months ended March 31, 2014 was derived from Archway Sales Group’s combined unaudited financial statements for the nine months ended March 31, 2014, minus the unaudited combined results of operations for the three months ended September 30, 2013, as shown in the schedule below. The historical combined statement of operations of the Archway Sales Group for the year ended September 30, 2013 was derived from Archway Sales Group’s combined financial statements for the fiscal year ended June 30, 2013, minus the unaudited combined results of operations for the three months ended September 30, 2012, plus the unaudited combined results of operations for the three months ended September 30, 2013, as shown in the schedule below. Certain reclassifications and other adjustments were made to these balances to conform to the Company’s presentation and accounting policies.

Archway Sales Group Combined Results of Operations for Six Months Ended March 31, 2014

	Nine Months Ended March 31, 2014	Three Months Ended September 30, 2013	Reclassifications	Six Months Ended March 31, 2014
Sales and operating revenues	$132,928	$46,428	$625	$87,125
Commissions revenue	844	219	(625)	—
Cost of sales and operating expenses	112,497	39,502	378	73,373
Gross Profit	21,275	7,145	(378)	13,752

Selling, general & administrative costs	15,075	4,892	(1,312)	8,871
Transaction related costs	—	—	377	377
Operating income (loss)	6,200	2,253	557	4,504

Other income (expense)	743	287	(557)	(101)
Interest income	—	—	—	—
Interest expense	—	—	—	—
Income (loss) before income taxes	6,943	2,540	—	4,403
Income tax expense	2,585	946	—	1,639
Net Income (Loss)	$4,358	$1,594	$—	$2,764

Archway Sales Group Combined Results of Operations for Year Ended September 30, 2013

	Fiscal Year Ended June 30, 2013	Three Months Ended September 30, 2012	Three Months Ended September 30, 2013	Reclassifications	Year Ended September 30, 2013
Sales and operating revenues	$197,085	$52,067	$46,428	$1,292	$192,738
Commissions revenue	1,419	346	219	(1,292)	—
Cost of sales and operating expenses	168,307	44,331	39,502	610	164,088
Gross Profit	30,197	8,082	7,145	(610)	28,650

Selling, general & administrative costs	20,605	4,877	4,892	(1,536)	19,084
Transaction related costs	—	—	—	59	59
Operating income	9,592	3,205	2,253	867	9,507

Other income	1,045	297	287	(867)	168
Interest income	—	—	—	—	—
Interest expense	(40)	(24)	—	—	(16)
Income before income taxes	10,597	3,478	2,540	—	9,659
Income tax expense	3,792	1,199	946	—	3,539
Net Income	$6,805	$2,279	$1,594	$—	$6,120

3. Pro Forma Adjustments

Unaudited pro forma combined statement of operations footnotes:

CSD Acquisition

(a)         To eliminate transactions between CSD and the Company.

(b)         To record expense related to the inventory fair value adjustment of the acquired inventory for the fiscal year ended September 30, 2013 and to remove the expense related to the inventory fair value adjustment of the acquired inventory for the six months ended March 31, 2014. Additionally, for each of these periods, includes an adjustment to lease expense in order to reflect market rates.

(c)          To remove payroll costs related to CSD’s former officers, who resigned from their positions immediately preceding the closing of the transaction pursuant to the stock purchase agreement governing the CSD Acquisition. These payroll costs will not be replaced.

(d)         To recognize additional amortization expense related to identified intangible assets recognized as part of the purchase price allocation.

(e)          To remove acquisition-related and integration costs incurred by CSD and the Company during the period.

(f)           To recognize additional interest expense for the period reflecting borrowings of approximately $86,378 incurred by the Company in connection with the CSD Acquisition under the Company’s asset-based revolving credit facility as though they were incurred on October 1, 2012, net of the elimination of interest expense associated with CSD’s historical short-term and long-term debt, which was capitalized immediately prior to the closing of the CSD Acquisition.

(g)          To reflect tax expense resulting from the impact of the CSD Acquisition under the Company’s tax structure.

Archway Acquisition

(h)         To recognize amortization expense related to identified intangible assets recognized as part of the purchase price allocation (see note q below).

(i)             To remove payroll costs related to a former Archway officer, who resigned from his position immediately preceding the closing of the transaction pursuant to the stock purchase agreement governing the Archway Acquisition. These payroll costs will not be replaced.  Additionally, includes an adjustment to lease expense in order to reflect market rates.

(j)            To remove acquisition-related costs incurred by Archway and the Company during the period.

(k)         To recognize additional interest expense reflecting borrowings of approximately $119,000 incurred by the Company in connection with the Archway Acquisition under the Company’s ABL Facility (as though the borrowings were incurred on October 1, 2012), net of the elimination of interest expense associated with Archway’s historical short-term debt, which was capitalized concurrently with the closing of the Archway Acquisition. For pro forma purposes, interest was estimated using the applicable borrowing rate under the Company’s ABL Facility as of March 31, 2014, held constant for the periods presented herein.

(l)             To reflect tax expense resulting from the impact of the Archway Acquisition under the Company’s tax structure as an LLC.

Unaudited pro forma combined balance sheet footnotes:

Archway Acquisition

(m)     To reflect the use of the Company’s cash to fund the acquisition payment.

(n)         To eliminate a receivable/payable balance between Archway and the Company arising out of a specific arrangement contemplated under the Archway Acquisition documentation.

(o)         To eliminate Archway’s historical goodwill.

(p)         To record preliminary goodwill resulting from the Archway Acquisition.

(q)         To record identifiable intangible assets related to the Archway Acquisition net of the fair value adjustment to Archway’s historical intangible assets. The identifiable intangible assets attributable to the Archway Acquisition, excluding the adjustment to Archway’s historical intangible assets, are comprised of the following:

			Estimated pro forma	Estimated pro forma
		Estimated	amortization expense	Amortization expense
	Estimated Fair	remaining useful	for the year ended	for the six months ended
	Value	life (in years)	September 30, 2013	March 31, 2014
Supplier relationships	$17,000	10	$1,700	$850
Customer relationships	11,000	10	1,100	550
Non-Compete Agreements	3,300	5	660	330
Trade names	1,900	2	950	475
Total	$33,200		$4,410	$2,205

As part of these preliminary estimates, customer and supplier relationships were valued using the excess earnings approach, non-compete agreements were valued using a differential cash flow approach and trade names were valued using the relief-from-royalty method under the income approach. Amortization expense was calculated using a straight-line method.

(r)            To recognize as of March 31, 2014, known transaction costs incurred by the Company related to the closing of the Archway Acquisition. The transaction fees have not been included in the accompanying unaudited pro forma combined statements of operations due to their non-recurring nature.

(s)           To eliminate Archway’s historical equity balances as of March 31, 2014.